UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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☐	Soliciting Material Pursuant to § 240.14a-12
Genitope Corporation

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525 Penobscot Drive
Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 9, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Genitope Corporation, a Delaware corporation (the “Company”). The meeting will be held on Friday, June 9, 2006 at 11:00 am. local time at the Company’s offices at 525 Penobscot Drive, Redwood City, California 94063 or the following purposes:

1. To elect two Class III directors to hold office until the 2009 Annual Meeting of Stockholders.

2. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 24, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Laura Randall Woodhead
Secretary

Redwood City, California
May 8, 2006

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Proposal 1 ELECTION OF CLASS III DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON 1 1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
CERTAIN RELATIONSHIPS AND RELATED -PARTY TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

GENITOPE CORPORATION
525 Penobscot Drive
Redwood City, CA 94063

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

June 9, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of Genitope Corporation (sometimes referred to as the “Company” or “Genitope”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 8, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 24, 2006 will be entitled to vote at the annual meeting. On this record date, there were 35,825,247 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 24, 2006, your shares were registered directly in your name with Genitope’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 24, 2006, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

The only matter scheduled for a vote is the election of two Class III directors of the Company, to hold office until the 2009 Annual Meeting of Stockholders.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 8, 2006 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/gtop to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 8, 2006 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Genitope. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, as well as in person at the annual meeting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 24, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Genitope Corporation’s Secretary at 525 Penobscot Drive, Redwood City, California 94063.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 8, 2007, to Laura Woodhead, the Company’s Secretary, 6900 Dumbarton Circle, Fremont, CA 94555. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must do so between February 9, 2007 and March 11, 2007. However, if Genitope’s 2007 Annual Meeting of Stockholders is not held between May 10, 2007 and July 9, 2007, then you must notify Genitope Corporation’s Secretary, in writing, not earlier than the close of business on the 120th day prior to the date of the 2007 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the date of the 2007 Annual Meeting of Stockholders or (ii) the close of business on the 10th day following the day we first make a public announcement of the date of the 2007 Annual Meeting of Stockholders. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. The chairman of the 2007 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination at next year’s annual meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors (if any), “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

A “broker non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Genitope common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 35,825,247 shares outstanding and entitled to vote. Thus, 17,912,624 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

Proposal 1

ELECTION OF CLASS III DIRECTORS

Genitope’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class will serve for the remainder of the full term of that class and until the director’s successor is elected and has qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has six members. There are two directors in Class III, Dan W. Denney, Jr. and Stanford C. Finney, whose term of office expires in 2009, and who are standing for reelection. Both Dr. Denney and Mr. Finney were recommended for reelection to our Board of Directors by the Nominating and Corporate Governance Committee of the Board. Both of the nominees for reelection to this class are currently members of our Board who were previously elected by the stockholders, upon the recommendation of the Nominating and Corporate Governance Committee. If elected at the annual meeting, Dr. Denney and Mr. Finney would serve until the 2009 annual meeting and until their respective successors are elected and qualified, or until the director’s earlier death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Company’s annual stockholder meetings. All of the directors attended the 2005 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Denney and Mr. Finney. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares, will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Dr. Denney and Mr. Finney have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting

Dan W. Denney, Jr., Ph.D.

Dan W. Denney Jr., Ph.D., age 52, is our founder and has served as our Chief Executive Officer since November 1999, and as our Chairman of the Board since August 1996. Dr. Denney did his postdoctoral research in the laboratory of Dr. Harden McConnell in the Chemistry Department at Stanford University, where he was a Merck Fellow. Dr. Denney then served as a Visiting Scholar at the University of Alberta in Canada prior to founding Genitope. Dr. Denney holds a B.A. in from Vanderbilt University and a Ph.D. in Microbiology and Immunology from Stanford University School of Medicine.

Stanford C. Finney

Stanford C. Finney, age 57, has served as a director since May 2003. Since March 1997, Mr. Finney has served as Chief Executive Officer of Spyglass Trading, L.P., a registered broker/dealer. Mr. Finney has also served as President of Rainbow Trading Corporation, a registered commodity trading advisor and pool operator, since 1991 and as President of Rainbow Trading Systems, a private investment firm, since 1976. From 1991 until 2000, Mr. Finney co-owned and served as a portfolio manager for Regal Asset Management, a private investment firm. Mr. Finney held various positions with investment firms over the past thirty years, including Eppler, Guerin and Turner, Inc., a regional brokerage firm, Shearson Lehman Brothers and Salomon Smith Barney. Mr. Finney received a B.S.B.A. in and an M.B.A. from the University of Arkansas.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2007 Annual Meeting

Gregory Ennis

Gregory Ennis, age 40, has served as a director since November 1996. Mr. Ennis has been a Managing Director of Peninsula Equity Partners LLC since April 2002. Prior to co-founding Peninsula Equity Partners LLC, Mr. Ennis served for four years as a Managing Director of the United States operations of Thompson Clive & Partners Inc., an international venture capital group where he began as an Associate in 1992. Mr. Ennis is a member of the board of directors of several private companies. Mr. Ennis holds an A.B. in Economics and Political Science from Stanford University and an M.B.A. from The Anderson School at the University of California, Los Angeles.

Ronald L. Goode, Ph.D.

Ronald L. Goode, Ph.D., age 62, has served as a director since June 2004. From February 2004 to the present, Dr. Goode has served as a consultant to various companies in the pharmaceutical industry. From March 2001 to February 2004, Dr. Goode served as President and Chief Executive Officer at eXegenics, Inc., a biopharmaceutical company. From March 1999 to March 2001, Dr. Goode served as a consultant to various companies in the pharmaceutical industry. Prior to this period, Dr. Goode served as President and Chief Executive Officer of Unimed Pharmaceuticals, Inc., a biopharmaceutical company, from November 1997 to February 1999. Prior positions in the pharmaceutical industry held by Dr. Goode include President of Searle International and Vice President of Clinical and Scientific Affairs at Pfizer. Dr. Goode currently serves on the Business Advisory Board of ART Recherches et Technologies Avancees Inc., a Canadian medical devices company, and the Board of Mercy Ships International, a charity medical organization, and other non-public boards. Dr. Goode holds an M.S. in Microbiology from the University of Memphis and a Ph.D. in Microbial Genetics from the University of Georgia.

Directors Continuing in Office Until the 2008 Annual Meeting

Gordon D. Denney

Gordon D. Denney, age 49, has served as a director since November 1996. Mr. Denney has been a financial manager of the Tom James Company, a clothing retailer and manufacturer, since October 1993. Mr. Denney is a

Certificated Public Accountant, inactive status, and holds a B.S. in Commerce and Business Administration from the University of Alabama at Tuscaloosa.

William A. Hasler

William A. Hasler, age 64, has served as a director since August 2000. From July 1998 to February 2004, Mr. Hasler served as a Co-Chief Executive Officer of Aphton Corporation, a biopharmaceutical company, and currently serves as a director of Aphton Corporation. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California, Berkeley. Mr. Hasler is a director of numerous companies, including Ditech Communications Corporation, Mission West Properties, Schwab Funds, Solectron Corporation and Stratex Networks. Mr. Hasler received a B.A. in from Pomona College and an M.B.A. from Harvard University.

Independence of the Board of Directors

As required under The Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that four of the Company’s six directors are independent directors within the meaning of the applicable NASDAQ listing standards. Dr. Dan W. Denney Jr., the Company’s Chief Executive Officer, and Gordon Denney, who is Dr. Denney’s brother, are not “independent” within the meaning of the NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

As required under applicable NASDAQ listing standards, in fiscal 2005 the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Genitope at 525 Penobscot Drive, Redwood City, California 94063. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2005 for each of the Board committees:

Nominating and Corporate
Name	Audit		Compensation		Governance

Dan W. Denney, Jr.	—		—		—
Gordon D. Denney	—		—		—
Gregory Ennis	X		X		X	*
Stanford C. Finney	X		—		X
Ronald L. Goode	—		X	*	X
William A. Hasler	X	*	X		—

Total meetings in fiscal year 2005	5		6		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The

Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements, including audits of internal control over financial reporting, and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent registered public accounting firm. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance and assessing the qualifications of the independent registered public accounting firm; determining and approving the engagement of the independent registered public accounting firm to perform audit, review and attest services and to perform any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent registered public accounting firm and engaged on the Company’s account and any conflicts or disagreements between the independent registered public accounting firm and management regarding financial reporting, accounting practices or policies; discussing with management and the independent registered public accounting firm the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of the Company’s quarterly financial statements; conferring with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal control over financial reporting; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is composed of three directors: Messrs. Ennis, Finney and Hasler. In 2005, the Audit Committee met five times. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee charter can be found in the Corporate Governance section of the Investor Relations section of the Company’s website on the worldwide web at www.genitope.com.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has determined that Mr. Hasler qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of Mr. Hasler’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In making such determination, the Board relied on the past business experience of Mr. Hasler. Please see the description of the business experience for Mr. Hasler under the heading “Directors Continuing in Office Until the 2008 Annual Meeting.”

Compensation Committee

The Compensation Committee is charged with overseeing the Company’s compensation policies, plans and programs. In connection therewith, the Compensation Committee is responsible for reviewing, modifying (as needed) and approving the Company’s overall compensation strategy; evaluating the Chief Executive Officer’s performance in light of corporate performance goals and objectives and determining the compensation and other terms of employment of the Chief Executive Officer; determining the compensation to be paid to the Company’s other executive officers; recommending to the Board the type and amount of compensation to be paid or awarded to the members of the Board; administering the Company’s stock option and other benefit plans; and related matters.

The Compensation Committee is currently composed of three directors: Messrs. Ennis and Hasler and Dr. Goode. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). In 2005, the Compensation Committee met six times. See “Report of the Compensation Committee of the Board of Directors on Executive Compensation” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board, including reviewing the management’s efforts to monitor compliance with the Company’s programs and policies, such as the Company’s code of business conduct and ethics; identifying, reviewing and evaluating candidates to serve as directors of the Company; overseeing and reviewing the procedures used by the Company to disseminate information to the Board and its committees; reviewing and evaluating incumbent directors; making recommendations to the Board regarding the membership and chairmanship of each committee; and making other recommendations to the Board regarding affairs related to directors of the Company.

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Company’s Board. Instead, in considering candidates for director, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including, among others, the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, age and skills, will also be considered. Candidates for director are evaluated in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

The Nominating and Corporate Governance Committee uses its network of contacts (and those of other members of the Board) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In this regard, the Nominating and Corporate Governance Committee recommended to the Board that each of Dr. Denney and Mr. Finney be nominated for reelection at the 2006 Annual Meeting, which nominations were subsequently approved by the Board. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Ennis and Finney and Dr. Goode. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee has adopted a written Nominating and Corporate Governance Committee Charter that can be found on our corporate website on the worldwide web at www.genitope.com. The Nominating and Corporate Governance Committee met one time during 2005.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2005, the Board met twelve times. Each Board member, attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

As required under NASDAQ listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present, in conjunction with regularly scheduled Board meetings and otherwise as needed.

Stockholder Communications with the Board of Directors

Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. However, the Nominating and Corporate Governance Committee of the Board will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate and, if adopted, will publish it promptly and post it to the Company’s website.

Code of Business Conduct and Ethics

The Company has adopted the Genitope Code of Business Conduct and Ethics, which applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our corporate website on the worldwide web at www.genitope.com in connection with “Investor” materials. We intend to disclose on our website any substantive amendment to our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and directors within five business days of such amendment. In addition, we intend to disclose the nature of any material waiver, from a provision of our code of business conduct and ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations. You may also request a copy of our code of business conduct and ethics by contacting investor relations department at IR @genitope.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee of the Company is currently composed of three directors, Messrs. Ennis, Finney and Hasler, and operates under the written Audit Committee charter adopted by the Board. The members of the Audit Committee are independent as defined in Rule 4350(d)(2)(A) of the NASDAQ listing standards. The Audit Committee provides assistance and guidance to the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports.

The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

To this end, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP certain matters related to the conduct of the audit as required by Statement on Auditing Standards 61, as amended by Statement on Auditing Standards 90. In addition, the Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding the auditor’s independence required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence, including the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Genitope Corporation under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gregory Ennis
Stanford C. Finney
William A. Hasler (Chairman)

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2004 by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year
	Ended December 31
	2005	2004
	(In thousands)

Audit Fees(1)	$368	$381
Audit-related Fees(2)	—	30
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$368	$411

(1)	Consists of fees billed for services associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, as well as services performed in conjunction with our filings of Registration Statements on Form S-1, S-3 and S-8. Also includes fees billed for services related to advisory services on Sarbanes-Oxley compliance for 2005.

(2)	Consists of fees billed for services related to advisory services on Sarbanes-Oxley compliance which were not reported under “Audit Fees” for the fiscal year ended December 31, 2004. In 2005, fees were not segregated.

(3)	Consists of fees billed for services in connection with tax compliance, tax planning and tax advice. As stated above, the Company incurred no such fees in the fiscal years ended December 31, 2005 and December 31, 2004.

(4)	Consists of fees for products or services other than the services reported above. There were no other fees for services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2005 and December 31, 2004.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

As of the date of this proxy statement, the Audit Committee has not met to discuss the engagement of an independent registered accounting firm for the 2006 audit, and as a result, the Committee does not have a recommendation to submit to the stockholders at this time. A representative from PricewaterhouseCoopers LLC, our registered independent accounting firm for fiscal 2005, plans to attend our 2006 Annual Meeting and will be available to respond to appropriate questions.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2006 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Total

Heartland Advisors	3,546,740	9.9%
789 North Water Street Milwaukee, WI 53202(2)
Rose/Cardinal	2,154,826	6.0%
500 Crescent Court, Suite 250 Dallas, TX 75201(3)
Dan W. Denney, Jr., Ph.D.(4)	1,374,849	3.8%
Michael Buckley, Ph.D.(5)	23,437	*
Bonnie Charpentier, Ph.D.(6)	100,098	*
Claude Miller(7)	52,591	*
John M. Vuko(8)	94,983
Gordon D. Denney(9)	109,914	*
Gregory Ennis(10)	727,951	2.0%
Stanford C. Finney(11)	2,115,526	5.9%
Ronald L. Goode, Ph.D.(12)	20,054	*
William A. Hasler(13)	116,156	*
All executive officers and directors as a group (10 persons)(14)	10,437,125	29.1%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 35,814,385 shares outstanding on February 28, 2006, adjusted as required by rules promulgated by the SEC. Unless otherwise provided, the address for each of the beneficial owner’s above is c/o Genitope Corporation, 525 Penobscot Drive, Redwood City, California 94063.

(2)	Based on information provided to the Company, Heartland Advisors, Inc. (“HRI”), a registered investment advisor, and William J. Nagovitz, president and principal shareholder of HRI, may be deemed to have beneficially owned 3,546,740 common shares as of February 28, 2006. The common shares are held in investment advisory accounts of HRI and various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common shares. HRI may be deemed to beneficially own the common shares by virtue of its investment discretion, and in some cases voting power, over client securities. Mr. Nagovitz may be deemed to beneficially own the common shares as a result of his position with and stock ownership of HRI. The Heartlands Value Fund, a series of funds under the Heartland

Group, Inc., a registered investment company, has an interest in more than 5% of Genitope’s common stock.

(3)	Based on information provided to the Company, Edward W. Rose, III may be deemed to beneficially own 409,369 common shares, Cardinal Investment Company, Inc. Profit Sharing Plan may be deemed to beneficially own 80,739 common shares and CPMG, Inc. may be deemed to hold (i) 786,020 common shares for the account of CY Offshore Fund, Ltd., (ii) 361,540 common shares for the account of CS Offshore Fund, Ltd., (iii) 162,610 common shares for the account of Kaiser-Francis Oil Company, (iv) 205,300 common shares for the account of George Kaiser Family Foundation, (v) 118,180 common shares for the account of CD Fund, L.P, (vi) 35,506 common shares for the account of Fintan Master Fund, Ltd., (vii) 241,180 common shares for the account of Cardinal Partners, L.P., and (viii) 244,490 common shares for the account of Cardinal Partners 2000, L.P. The aggregate number of shares of Common Stock that CPMG, Inc. may be deemed to beneficially own is 2,154,826 common shares as of February 28, 2006.

(4)	Includes 166,667 that Dr. Denney has the right to acquire with 60 days of February 28, 2006 through the exercise of stock options.

(5)	Includes 23,437 shares that Dr. Buckley has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options.

(6)	Includes 80,047 shares that Dr. Charpentier has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options.

(7)	Includes 51,958 shares that Mr. Miller has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options.

(8)	Includes 91,000 shares that Mr. Vuko has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options.

(9)	Includes 1,666 shares held by Mr. Denney’s spouse, 5,832 shares held by Mr. Denney as Custodian Under UGMA for Davis Jordan Denney, 5,832 shares held by Mr. Denney as Custodian Under UGMA for Katherine Ann Denney and 39,026 shares that Mr. Denney has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options.

(10)	Includes 52,026 shares that Mr. Ennis has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options. Also includes 109,015 shares held by Peninsula Equity Partners, L.P., 516,649 shares held by Peninsula Equity Partners SBIC, L.P., 2,895 shares held by Peninsula Sodalis Fund, L.P. and 1,800 shares held in Mr. Ennis’ Peninsula Equity Partners’ 401(k) fund. Mr. Ennis is a managing member of the general partner of Peninsula Equity Partners, L.P. and Peninsula Sodalis Fund L.P and a managing member of Peninsula Equity Partners SBIC, L.P. and a managing member of Peninsula Equity Partners SBIC, LLC, the general partner of Peninsula Equity Partners SBIC, L.P. Includes 6,683 shares and 650 shares of common stock that Peninsula Equity Partners SBIC, L.P. and Peninsula Equity Partners, L.P., respectively, have the right to acquire within 60 days of February 28, 2006 through the exercise of outstanding warrants. Mr. Ennis disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein.

(11)	Includes 41,026 shares that Mr. Finney has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options. Includes 259,333 shares of common stock that Mr. Finney has the right to acquire within 60 days of February 28, 2006 through the exercise of an outstanding warrant. Also includes 230,000 shares held by Rainbow Futures Partners, Ltd., 353,121 shares held by Rainbow Investors, 357,193 shares held by Rainbow Trading Corporation, 345,503 shares held by Rainbow Trading systems, 23,000 shares held by Shinnecock Investment Partners and 20,000 shares held by Pinehurst Investment Partners. Mr. Finney is the controlling shareholder of Rainbow Trading Systems, Inc. and of Rainbow Trading Corporation, the general partner of Rainbow Futures partners, Ltd. and Rainbow Trading Ventures Partners, Ltd. Mr. Finney is also the managing partner of Rainbow Investors Partners, Shinnecock Investment Partners and Pinehurst Investment Partners. Mr. Finney disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(12)	Consists solely of shares that Dr. Goode has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options.

(13)	Includes 51,026 shares that Mr. Hasler has the right to acquire within 60 days of February 28, 2006 through the exercise of stock options.

(14)	Includes shares described in the notes above, as applicable. Total number of shares includes 3,852,626 shares of common stock held by persons and entities affiliated with our directors and executive officers, 266,666 shares issuable upon the exercise of outstanding warrants and 616,267 shares that certain directors and executive officers have the right to acquire within 60 days after February 28, 2006 pursuant to outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation of Directors

Cash Compensation Arrangements.  Effective July 1, 2005, each non-employee director of the Company began to receive an annual cash retainer of $25,000, payable quarterly in advance. In the fiscal year ended December 31, 2005, the total compensation paid to all non-employee directors in the aggregate was $62,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board and Committee meetings in accordance with Company policy.

Equity Compensation Arrangements.  Each non-employee director of the Company also receives stock option grants under the 2003 Non-Employee Directors’ Stock Option Plan (referred to as the “Directors’ Plan”). Only non-employee directors of the Company or affiliates of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

The Directors’ Plan was adopted by our Board of Directors in August 2003 and approved by our stockholders in August 2003, and was effective upon the commencement of our initial public offering. The Directors’ Plan has a term of ten years, unless terminated sooner by our Board. A total of 382,000 shares of our common stock have been reserved for issuance under the Directors’ Plan. Authorized shares are increased annually, on January 1st of each year until 2013, by the number of shares of common stock subject to options granted during the prior calendar year; however, the Board of Directors has the authority to designate a smaller number of shares.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director who becomes a director of the Company will be automatically granted, on the date on which such person first becomes a director, a non-statutory stock option to purchase 25,000 shares of common stock. Each year on the day following the Company’s annual meeting of stockholders (or the next business day if that date is a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, is automatically granted an option to purchase 10,000 shares of common stock of the Company under the Directors’ Plan. Each non-employee director who has been a director for less than 12 months will receive an annual grant that has been reduced pro rata for each quarter prior to the date of grant during which such person did not serve as a non-employee director. The Directors’ Plan previously provided for automatic annual grants to non-employee directors of 1,000 shares of common stock in connection with service on a Board committee. However, in June 2005, in connection with the approval of the cash retainer for non-employee directors, the Board amended the Director’ Plan to eliminate the automatic annual grant of an option to purchase 1,000 shares of common stock for a non-employee director’s service on a Board committee.

Stock options under the Directors’ Plan are granted at exercise prices equal to the fair market value of the common stock, which is the closing sales price as quoted on the NASDAQ National Market on the last trading day prior to the date of grant. Initial grants and annual grants vest in 36 equal monthly installments over three years. Committee option grants vest in 12 equal monthly installments over one year from the grant date. No option granted under the Directors’ Plan may be exercised after the expiration of ten years from the date it was granted. In the event of certain corporate transactions, all outstanding options under the directors’ plan either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting of the options will be accelerated and the options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of certain changes in control, the vesting and exercisability of outstanding options under the Directors’ Plan granted to a non-employee director whose service is not terminated immediately prior to such change in control, other than as a condition of such change in control, will be accelerated in full.

During the last fiscal year, the Company granted options covering 10,000 shares to each of Mr. Finney, Gordon Denney, Mr. Ennis, Dr. Goode and Mr. Hasler, each of whom is a non-employee director of the Company, at an exercise price per share of $12.33. The fair market value of a share of common stock on the date of grant was $12.33 (based on the closing sales price reported on NASDAQ on the trading day preceding the date of the grant). As of March 31, 2006, no options had been exercised under the Directors’ Plan.

The following table provides information with respect to fiscal 2005 Compensation for non-employee directors for service during 2005.

Non-Employee Director Compensation Table for Fiscal 2005

		Option Grants
			Shares	Fair Market
			Underlying	Value of the
	Cash		Options	Underlying
Name	Retainer	Date	Granted	Shares (at Grant)

Gordon D. Denney	$12,500	1/27/05	10,000	$123,300
Gregory Ennis	$12,500	1/27/05	10,000	$123,300
Stanford C. Finney	$12,500	1/27/05	10,000	$123,300
Ronald L. Goode	$12,500	1/27/05	10,000	$123,300
William A. Hasler	$12,500	1/27/05	10,000	$123,300

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

				Long-Term
				Compensation
				Awards
				Securities
		Annual Compensation		Underlying	All Other
		Salary	Bonus	Options	Compensation
Name and Principal Position	Year	($)	($)(1)	(#)	($)(2)

Dr. Dan W. Denney ,Jr.	2005	460,000	102,724	400,000	1,082
President and	2004	300,000	300,000 (3)	125,000	139
Chief Executive Officer	2003	236,450	—	100,000	—
Mr. John M. Vuko	2005	280,000	58,408	64,000	1,200
Senior Vice President and	2004	177,692	40,000	150,000	139
Chief Operating Officer(4)	2003	—	—	—	—
Dr. Bonnie Charpentier	2005	240,000	28,512	40,000	525
Vice President of	2004	227,500	10,000	70,000	131
Regulatory Affairs	2003	215,000	—	40,082	—
Mr. Claude J. Miller	2005	240,000	42,912	27,000	961
Vice President of Quality(5)	2004	209,000	20,000	95,000	131
	2003	—	—	—	—
Dr. Michael J. Buckley	2005	233,600	41,768	75,000	220
Vice President of	2004	1,797	—	—	—
Manufacturing	2003	—	—	—	—

(1)	Includes bonuses earned in 2004 and paid in 2005 and bonuses earned in 2005 and payable in 2006.

(2)	Consists of premiums for Group Term Life Insurance.

(3)	Includes $100,000 bonus earned and paid in 2004 and $200,000 bonus earned in 2004 and paid in 2005.

(4)	Mr. Vuko joined the Company in April 2004.

(5)	Mr. Miller joined the Company in February 2004.

Stock Option Grants and Exercises

The Company has granted options to its executive officers under its 1996 Stock Option Plan (the “1996 Plan”) and its 2003 Equity Incentive Plan (the “Incentive Plan,” collectively with the 1996 Plan, the “Plans”). The Company is not currently granting options under the 1996 Plan, but the 1996 Plan remains in effect as to outstanding stock options granted under the 1996 Plan, and the Company may grant stock options from the 1996 Plan in the future. As of March 31, 2006, options to purchase a total of 2,949,727 shares were outstanding under the Plans and 3,950,751 shares remained available for future grant of options under the Plans.

The following tables show, for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers. The exercise price per share was equal to the fair market value of our common stock on the date of grant. The percentage of total options was calculated based on options to purchase an aggregate of 1,477,574 shares of common stock granted to employees under the Plans in 2005. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration dates, based on the fair value of the common stock on the date of grant. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of our future stock price. Actual gains, if any, on option exercises are dependent on the future performance our common stock and overall market conditions. For initial grants to our employees and officers, 25% of the option grant generally vests on the first anniversary of employment, and the remainder vests in a series of equal monthly installments beginning on the one-year anniversary of employment and continuing over the next three years of service, subject to acceleration as described under the caption “Certain Relationships and Related-Party Transactions” below. Subsequent option grants generally vest in a series of equal monthly installments over a four-year period.

Option Grants in Last Fiscal Year

	Individual Grants
		% of Total			Potential Realizable
	Number of	Options			Value at Assumed
	Securities	Granted to	Exercise		Annual Rates of Stock
	Underlying	Employees	or Base		Price Appreciation For
	Options	in Fiscal	Price	Expiration	Option Term
Name	Granted (#)	Year	($/Sh)	Date	5% ($)	10% ($)

Dr. Denney	400,000	27.1	12.50	4/1/2015	3,144,473	7,968,712
Mr. Vuko	64,000	4.3	12.50	4/1/2015	503,116	1,274,994
Dr. Charpentier	20,000	1.4	12.50	4/1/2015	157,224	398,436
Mr. Miller	27,000	1.8	12.50	4/1/2015	212,252	537,888
Dr. Buckley	75,000	5.1	12.50	4/1/2015	748,542	1,896,952

2005 Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at		Options at
	Acquired	Value	December 31, 2005 (#)(2)		December 31, 2005 ($)(3)
Name	on Exercise (#)	Realized ($)(1)	Exercisable	Unexerciable	Exercisable	Unexercisable

Dr. Denney	52,082	158,850	114,583	458,335	31,130	207,502
Mr. Vuko	—	—	73,166	140,834	—	—
Dr. Charpentier	4,000	42,130	69,206	76,876	251,536	81,594
Mr. Miller	—	—	41,791	80,209	—	—
Dr. Buckley	—	—	18,750	56,250	—	—

(1)	Value realized is based on the fair market value of the Company’s common stock on the date of exercise (or the actual sales price if the shares were sold simultaneously with the exercise), minus the exercise price, multiplied by the number of shares acquired upon exercise, without taking into account any taxes that may be payable in connection with the transaction.

(2)	Includes both “in-the-money” and “out-of-the-money” options.

(3)	Option value is calculated based on the fair market value of the Company’s Common Stock at December 31, 2005 ($7.95) (based on the closing sales price of the Company’s common stock as reported on the NASDAQ National Market on December 30, 2005) minus the exercise price of the options, multiplied by the number of shares subject to the stock option, without taking into account any taxes that might be payable in connection with the transaction. These values have not been, and may never be, realized.

Employment, Severance and Change-of-Control Agreements

Proprietary Inventions and Nondisclosure Agreements

Each executive officer of the Company has entered into a standard form proprietary information and inventions assignment agreement that provides that the employee will not disclose any confidential information of the Company received during the course of employment and that, with some exceptions, the employee will assign to the Company any and all inventions conceived or developed during the course of employment. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment.

Change-of-Control Agreements

Our 2003 Equity Incentive Plan (the “Incentive Plan”) provides that in the event of certain corporate transactions, all outstanding options under the Incentive Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting of such options will be accelerated and the options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of certain changes in control, the vesting and exercisability of outstanding options granted under the Incentive Plan may be accelerated if the optionee’s agreement so specifies. In addition, the 1996 Plan provides that, in the event of a change in control of the Company, the vesting of options held by any employee or director whose status is involuntarily terminated without cause, or terminated voluntarily for good reason, within 12 months of the change in control will accelerate so that 50% of their then unvested shares will immediately become exercisable and/or no longer subject to a right of repurchase by the Company. For the purposes of the 1996 Plan, a change in control includes: (1) a person becoming the beneficial owner of 50% or more of our outstanding voting securities; (2) a merger or consolidation in which our stockholders immediately before the transaction own less than a majority of the outstanding voting securities of the surviving entity or its parent immediately after the transaction; and (3) a sale or other disposition of all or substantially all of our assets.

Equity Compensation Plan Information

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2005:

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued	Weighted-Average	Equity Compensation
	Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))(2)
	(a)	(b)	(c)

Equity compensation approved by security holders:	2,683,612	$10.24	2,941,475
Equity compensation not approved by security holders:	—	—	—
Total:	2,683,612		2,941,475

(1)	Equity compensation plans include the 2003 Equity Incentive Plan (the “Incentive Plan”), 2003 Non-Employee Directors’ Plan (the “Directors’ Plan”), 2003 Employee Stock Purchase Plan (the “ESPP”) and the 1996 Stock Option Plan (the “1996 Plan”). The Company is not currently granting options under the 1996 Plan, but the plan remains in effect as to outstanding stock options granted under the plan, and the Company may grant stock options from the plan in the future. With respect to the 2003 ESPP, the number of shares currently subject to outstanding rights is not determinable. As a result, column (c) reflects the total number of shares available under the ESPP, including shares subject to outstanding rights.

(2)	Does not include shares automatically added to the ESPP, the Directors’ Plan and the Incentive Plan on January 1 as follows: (i) Under the terms of the Incentive Plan, authorized shares are automatically increased annually on January 1st of each year until 2013 by 5% of the number of shares of common stock outstanding at year end; (ii) Under the terms of the Directors’ Plan, authorized shares are automatically increased annually on January 1 of each year until 2013 by the number of shares of common stock subject to options granted in the prior year; and (iii) Under the terms of the ESPP, authorized shares will be automatically increased on the 1st day of each year until 2023, by the lesser of 166,000 shares or 1.5% of shares outstanding at year end.

Report of the Compensation Committee of the Board of Directors on Executive Compensation1

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for administering Genitope’s executive compensation program. In this regard, the role of the Committee is to oversee Genitope’s compensation programs and policies applicable to all employees, to review and approve all decisions regarding executive officers’ compensation and to administer Genitope’s equity incentive plans (including reviewing and approving stock option grants to executive officers). The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter if appropriate. The Committee meets at scheduled times during the year and holds additional meetings from to time to review and discuss executive compensation issues. The Committee regularly reports to the Board of Directors on its actions and recommendations, and its membership is determined by the Board. Currently, the Committee is composed of Messrs. Ennis and Hasler and Dr. Goode, each of whom has been determined by the Board to be an independent director.

The Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. In 2005, the Committee engaged an outside compensation consulting firm to assist the Committee in performing a comprehensive review of the compensation for the executive officers, including providing an analysis of all of the Company’s executive plans and programs and helping to identify an appropriate peer group for comparative purposes. In considering the analysis provided by the consultant, however, the Committee exercised its independent judgment in determining the appropriate levels and types of compensation to be paid. The outside consultant was retained by the Committee and reports directly to the Committee.

The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer (“CEO”) and the other executive officers of the Company based upon a number of factors, including the achievement by the Company of corporate goals approved by the Committee and by the executive of individual goals, individual performance and contribution to the attainment of corporate performance goals, levels of responsibility and experience, breadth of knowledge and the comparative compensation of executives in comparable positions at peer companies, following a review of reports by professional consultants on compensation practices or other compensation surveys. The reports and surveys reviewed by the Committee focus upon biopharmaceutical companies considered by the Committee, with the assistance of the Committee’s outside compensation consultant, to be in Genitope’s peer group of companies. The Committee believes that the Company competes for executive talent with a narrower range of companies than those included in the Nasdaq Biotechnology Index used in the performance graph included in the proxy statement; therefore, the Committee included a smaller number of companies in the Company’s compensation peer group than included in the Nasdaq Biotechnology Index.

Compensation Philosophy

The compensation philosophy of the Committee with respect to executive officers, including the CEO, is:

•	to maintain an overall compensation structure designed to attract, retain and motivate executives of outstanding ability who are critical to the Company’s long-term success by providing appropriate levels of risk and reward, in proportion to individual contribution and performance,

•	to establish appropriate incentives to further the Company’s long-term strategic plan and to hold executives accountable, through their compensation, for their individual and corporate performance; and

•	to align the interests of executives with those of the stockholders.

Components of Compensation

The main components of compensation used to implement this philosophy are base salary, annual cash bonus and stock option awards. In determining levels of compensation for each of these elements, the Committee’s

     1 This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

strategy for 2005 was to examine peer group compensation practices and to target compensation for Genitope’s executive officers in the mid range as compared to the peer group, based upon the information and evaluation criteria described above and taking into account Company performance relative to the peer group. The Committee considered the results of the analysis performed by its outside compensation consultant in approving each element of executive compensation.

Base Salary.  The Committee believes that increases to base salary should reflect the nature of the position and level of responsibility, the executive’s prior compensation and performance against the criteria above for the preceding year, the individual’s pay level relative to that of executives in comparable positions at companies among Genitope’s peer group and the financial condition and prospects of Genitope. Based upon these factors, the Committee approved increases to base salaries in 2005 for executive officers other than the CEO ranging from 10% to 14%. The Committee believes that the 2005 base salaries of the Company’s executive officers were set at competitive levels relative to comparable biopharmaceutical companies in the Company’s peer group.

Cash Bonuses.  As part of its review of the Company’s compensation programs and based in part on the surveys of biopharmaceutical companies previously described, in April 2005, the Committee established the Genitope Corporation Management Incentive Compensation Plan for 2005 (the “Bonus Plan”). The Bonus Plan was designed to offer incentive compensation to executive officers and other senior level employees of the Company by rewarding achievement of specially measured corporate and individual goals that are consistent with and support the Company’s overall strategic objectives. The Committee set a target bonus of approximately 45% of salary for the bonus for the CEO, which could result in a bonus payment ranging from 0% to 67.5% of his salary. The Committee also set a target range of 30% to 35% of salary for bonuses for all other executive officers, which could result in bonus payments ranging from 0% to 52.5% of an executive officer’s salary. For all executive officers other than the CEO (whose target bonus is discussed below), 80% of the target bonus is based upon the achievement of corporate goals and 20% of the target bonus is based upon the achievement of individual goals. The amount of the bonus paid to an executive is determined by the Committee based upon the Committee’s assessment of the Company’s achievement of specified corporate objectives for the relevant year and of the executive officer’s achievement of individual goals. Bonuses vary depending upon the extent to which actual performance met, exceeded or fell short of the corporate objectives and any individual goals.

For 2005, the corporate performance goals established under the Bonus Plan related to the achievement of specified clinical objectives for Genitope’s Phase 3 clinical trial, the effective management of expenses and financial resources, achievement of objectives related to the build-out of the new commercial manufacturing facility and corporate headquarters and achievement of certain regulatory objectives. The Committee attributed equal weight to each of these corporate goals, other than the clinical objective, which had a higher weighting than the other goals. In setting these corporate performance goals for 2005, the Committee took into consideration the long development cycle for biotherapeutics and sought to provide appropriate short-term incentives to executives that directly support the long-term goal of enhancing stockholder value by bringing to market a potential therapy. In 2006, the Committee made its assessments of performance of the individual and corporate goals set for 2005 under the Bonus Plan. With respect to achievement of corporate goals, the Committee determined that the Company had been largely successful in achieving most of the elements of its performance goals, with the exception of the achievement of statistical significance at the first interim analysis of the Phase 3 clinical trial, the result of which was announced in July 2005. As a result, with respect to the corporate performance component of the Bonus Plan, the Committee determined to award bonuses at the 49.5% of target level. The Committee determined that bonuses should be paid to the executive officers in accordance with the Bonus Plan and in the amounts set forth in the Summary of Compensation table in this proxy statement.

Equity Incentives.  Equity compensation is a component critical to the Company’s efforts to attract and retain executive officers and key employees, link pay with long-term performance and align the interests of executive officers with those of stockholders. The Committee also seeks to balance the perceived value of equity compensation and the dilutive and other costs of that compensation to the Company. The Company provides executive officers with a substantial economic interest in the long-term appreciation of Genitope’s common stock through the grant of stock options, subject to vesting restrictions. The Committee believes that the use of a multi-year vesting schedule not only helps to retain executives, but also helps to encourage a longer-term perspective. Stock options provide value to an executive officer only if Genitope’s stock price increases, which benefits all stockholders, and only if the executive officer remains with the Company until his or her options vest. All stock options granted to executive officers in 2005 were granted at 100% of the fair market value of the underlying common stock on the date of grant.

The Company’s equity incentive program currently includes the issuance of stock options from the Company’s 2003 Equity Incentive and the issuance and sale of shares of common stock from its 2003 Employee Stock Purchase Plan (the “ESPP”). The stock options granted to the Company’s executive officers and employees generally vest over a four-year period. The executive officers’ stock options are set at levels that the Committee believes to be competitive, based upon the Committee’s evaluation of performance against the comparative information described above, and after consideration of the executive’s current stock and option holdings and potential unrealized gain, the number of stock options authorized for issuance, dilutive or other potential implications of the issuance to stockholders generally and the aggregate number of shares determined to be available for future grant of options.

Under the ESPP, employees, including officers other than Dr. Denney, may have up to 15% of their eligible earnings withheld for purchases of the Company’s common stock on certain dates specified by the Board or in the ESPP. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. In 2005, three executive officers purchased 10,509 shares of common stock in the aggregate under the ESPP.

Chief Executive Officer Compensation

The Committee uses the same procedures and criteria described above in setting the annual salary, bonus and option awards for the Company’s CEO, Dr. Dan Denney. The base salary, bonus target and long-term incentives provided to Dr. Denney in early 2005 for performance in 2005 were determined in accordance with Genitope’s compensation philosophy and practices, as previously described. Except for the ESPP, Dr. Denney is eligible to participate in the same compensation plans, including the annual and long-term equity incentive plans available to other officers and employees of Genitope. Dr. Denney was not present during the voting or deliberations related to his compensation.

CEO’s Base Salary and Bonus.  In April 2005, the Committee determined that it was appropriate to increase Dr. Denney’s base salary from $320,000 to $460,000 for 2005 and to establish a target bonus amount under the Bonus Plan for Dr. Denney equal to 45% of his base salary, which could result in a bonus payment ranging from 0% to 67.5% of his salary. Of Dr. Denney’s target bonus, 90% was based upon the achievement of corporate goals as previously discussed and 10% was based upon the achievement of an individual goal. In 2006, the Committee further determined, in light of Dr. Denney’s achievement of the individual goal and the Company’s attainment of certain of the corporate goals for 2005 as discussed under the caption “Cash Bonuses,” to award to Dr. Denney a bonus in the amount of 49.625% of his salary or $102,724 in accordance with the Bonus Plan for services provided to the Company in 2005. In addition, in 2006, the Committee increased Dr. Denney’s base salary for 2006 by 4% to $478,000. In approving this salary adjustment, the Committee took into consideration competitive factors, as well as Dr. Denney’s individual performance in 2005, including his contributions to developing and executing the Company’s long-term strategic plan and conducting the business of the Company in a manner appropriate to enhance long-term stockholder value.

CEO’s Stock Option Grants.  In April 2005, the Committee determined that it was appropriate to grant to Dr. Denney an option to purchase 400,000 shares of Company common stock at an exercise price of $12.50 per share. The Committee believes the stock option granted to Dr. Denney was appropriate to maintain the overall competitiveness of his compensation package and to maintain the strength of the alignment of his interest with those of the Company’s stockholders. In particular, the Committee considered that, as of April 2005, Dr. Denney held options to purchase only 225,000 shares. In 2006, the Committee approved a grant of 125,000 shares of common stock at an exercise price of $8.00. The Committee intends to continue to monitor Dr. Denney’s compensation levels in light of his performance and the compensation level of executives at comparable companies.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable Treasury regulations offer an exception to this deduction limit for compensation plans adopted prior to a company’s initial public offering, arrangements and binding contracts. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to the Company’s executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with the Company’s best interests.

COMPENSATION COMMITTEE

Ronald L. Goode (Chairman)
Gregory Ennis
William A. Hasler

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Messrs. Ennis and Hasler and Dr. Goode. No member of the Board of Directors or the Compensation Committee serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. For information with respect to related-party transactions involving members of the Compensation Committee, see “Certain Transactions and Related-Party Transactions.”

PERFORMANCE MEASUREMENT COMPARISON1

The following graph shows the total stockholder return of an investment of $100 in cash on October 30, 2003, the date of the commencement of trading in the Company’s initial public offering for (i) the Company’s common stock, (ii) the NASDAQ U.S. Index, and (iii) the NASDAQ Biotechnology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year. No dividends have been declared on the Company’s Common Stock.

The stockholder return on the following graph below is not necessarily indicative of future performance, and the Company does not make or endorse any predictions as to future stockholder returns.

COMPARISON OF 27-MONTH CUMULATIVE TOTAL RETURN*
AMONG GENITOPE CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND THE NASDAQ BIOTECHNOLOGY INDEX

*	$100 invested on 10/30/03 in stock or on 9/30/03 in index-including reinvestment of dividends. Fiscal year ended December 31.

	10/30/03	12/31/03	12/31/04	12/31/05
Genitope Corporation	100.00	102.00	189.33	88.33
NASDAQ Stock Market (U.S.)	100.00	111.52	121.27	124.07
NASDAQ Biotechnology	100.00	110.54	115.14	146.95

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Warrant Issuances

In connection with an agreement by Stanford C. Finney, a member of our Board, entered into in July 2003, to act as guarantor of our obligations under our lines of credit, in August 2003, we issued a warrant to Mr. Finney to purchase 533,333 shares of Series F preferred stock at an exercise price of $4.50 per share, which, upon completion of the Company’s initial public offering, instead became exercisable for 266,666 shares of common stock (based on the initial public offering price of $9.00 per share). For more information regarding ownership of our equity securities by Mr. Finney, please see “Security Ownership of Certain Beneficial Owners and Management” above.

     1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Indemnification Agreements

The Company has entered into separate indemnification agreements with each of our directors and executive officers which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. The Company’s Bylaws provide that Genitope must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. The Company’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Genitope stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Genitope Corporation, c/o Laura Woodhead, Secretary, 525 Penobscot Drive, Redwood City, California 94603 or contact Laura Woodhead at (650) 482-2000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Genitope will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laura Randall Woodhead
Secretary

May 8, 2006

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Corporate Secretary, Genitope Corporation, 525 Penobscot Drive, Redwood City, California 94063 or by accessing a copy through Genitope’s website on the worldwide web at http://www.ir.genitope.com.

PROXY

GENITOPE CORPORATION Annual Meeting of Stockholders June 9, 2006, 11:00 a.m. local time 525 Penobscot Drive, Redwood City, CA 94063

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders, to be held on Friday, June 9, 2006. The undersigned hereby appoints Dan W. Denney, Jr., Ph.D. and Laura R. Woodhead, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Genitope Corporation, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters at 525 Penobscot Drive, Redwood City, California 94063, on Friday, June 9, 2006 at 11:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲
You can now access your Genitope Corporation account online.
Access your Genitope Corporation stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Genitope Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Obtain a duplicate 1099 tax form
•	View book-entry information	•	Establish/change your PIN
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For Technical Assistance Call 1-877-978-7778 between 9am-7pm
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐

The Board of Directors recommends a vote FOR the two nominees for director listed below.

PROPOSAL 1. ELECTION OF DIRECTORS
To elect two Class III directors to hold office until the 2009 Annual Meeting of Stockholders or until their successors are elected.	FOR	WITHHOLD
	ALL	FOR ALL
Nominees: 01 Dan W. Denney, Jr. 02 Stanford C. Finney	☐	☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have executed by a duly authorized officer, stating title. If signer is a partnership, please sign in partnership name by an authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/gtop		1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the Web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage prepaid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the internet at www.genitope.com.